As filed with the Securities and Exchange Commission on November 17, 2017
Registration No. 333-194742

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KONARED CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	2080	99-0366971
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1101 Via Callejon, Suite 200
San Clemente, California 92673
(808) 212-1553
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Kyle Redfield
Chief Executive Officer
KonaRed Corporation
1101 Via Callejon, Suite 200, San Clemente, California 92673
(808) 212-1553
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Hayden Trubitt, Esq.
Stradling Yocca Carlson & Rauth, P.C.
4365 Executive Drive, Suite 1500
San Diego, California 92121
Tel (858) 926-3006

Approximate date of commencement of proposed sale to the public:  Not applicable, as this Post-Effective Amendment No. 1 to Form S-1 will deregister the registered but unsold securities under the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

 DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-1 (File No. 333-194742) (the "Registration Statement"), of KonaRed Corporation, a Nevada corporation (the "Company"), pertaining to 10,769,192 shares of the Company's common stock, which was filed with the Securities and Exchange Commission and thereafter became effective on May 8, 2014.  The Registration Statement registered such shares of common stock for resale by the selling security holders named therein.

As a result of the closing of the Series A Preferred Stock Purchase Agreement dated October 24, 2017 between the Company and certain investors, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Clemente, State of California, on November 17, 2017.

KONARED CORPORATION

By:	/s/ Kyle Redfield
Kyle Redfield
Chief Executive Officer